Sub-Item 77I: Terms of New or Amended Securities

Effective February 28, 2011, the Goldman Sachs
N-11 Equity Fund, a new series of the Trust, commenced offering Class A, Class C, Institutional and Class IR Shares. The terms of the Class A,
Class C, Institutional and Class IR Shares for this
Fund are described in Post-Effective Amendment No. 270 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange Commission on February 16, 2011 (Accession No. 0000950123-11-014683).

Effective April 29, 2011, the Goldman Sachs Brazil
Equity Fund and Goldman Sachs China Equity Fund, each a new series of the Trust, commenced offering Class A, Class C, Institutional and Class IR Shares. The terms of the Class A, Class C, Institutional and Class IR
Shares for these Funds are described in Post-Effective
Amendment No. 279 to the Trusts Registration Statement on Form N-1A filed with the Securities and Exchange
Commission on April 28, 2011
(Accession No. 0000950123-11-041091).